Exhibit 4.4

                           RESTRICTED STOCK AGREEMENT
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                                 PURSUANT TO THE
                          SYNERGY FINANCIAL GROUP, INC.

                           2004 RESTRICTED STOCK PLAN
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                           FOR OFFICERS AND EMPLOYEES

     This Agreement shall constitute an award of Restricted Stock ("Award") for a total of _____ shares of Common Stock of SYNERGY FINANCIAL GROUP, INC. (the "Corporation"), which is hereby granted to ________________________________ (the
"Participant") at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Synergy Financial Group, Inc. 2004 Restricted Stock Plan (the "Plan") adopted by the Corporation which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1.  PURCHASE  PRICE.  The  purchase  price for each  share of Common  Stock
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awarded by this Agreement is $0.00.

     2. VESTING OF PLAN  AWARDS.  The Award of such Common Stock shall be deemed
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non-  forfeitable in accordance  with the  provisions of the Plan,  provided the holder of such Award is an employee, director or director emeritus of the Corporation as of such date, as follows:

          (a) SCHEDULE OF VESTING OF AWARDS.


                                       Number      Percentage of Total Shares
                                         of            Awarded Which Are
           Date                        Shares           Non-forfeitable
           ----                        ------           ---------------

Upon Grant ............................     0               0%
As of August 31, 2005 .................  ____              20%
As of August 31, 2006 .................  ____              40%
As of August 31, 2007 .................  ____              60%
As of August 31, 2008 .................  ____              80%
As of August 31, 2009 .................  ____             100%

          (b)  RESTRICTIONS  ON AWARDS.  This Award may not be  delivered to the
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recipient if the issuance of the Shares pursuant to the Award would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Participant's receipt of this Award, the
Corporation   may  require  the  person   receiving   this  Award  to  make  any
representation and warranty to the Corporation as may be required by any applicable law or regulation.

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     3.  NON-TRANSFERABILITY  OF AWARD. This Award may not be transferred in any
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manner prior to such Award, or portion  thereof,  being deemed  non-forfeitable.
Notwithstanding anything herein or in the Plan to the contrary, all Shares subject to an Award held by a Participant whose employment or service with the Corporation or the Bank terminates due to death shall be deemed 100% earned and nonforfeitable as of the Participant's last date of employment or service with the Corporation or the Bank and shall be distributed as soon as practicable thereafter to the Beneficiary as set forth in accordance with the Plan.

     4. OTHER  RESTRICTIONS ON AWARD.  This Award shall be subject to such other
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restrictions  and  limitations  as are contained in the Plan or as determined by the Plan Committee administering such Plan. Such Award shall be immediately 100% vested upon death or Disability (as determined by the Plan Committee) of the Participant or upon a Change in Control of the Corporation or the Bank.


                                             Synergy Financial Group, Inc.




Date of Grant:  August 31, 2004              By:
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Attest:




[SEAL]


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